FOR IMMEDIATE RELEASE                                Contact: Larry D. Smith
                                                               (719) 539-2516


                           HIGH COUNTRY BANCORP, INC.
          ANNOUNCES THE PAYMENT OF SEMI-ANNUAL CASH DIVIDENDS AND STOCK
                                 REPURCHASE PLAN


Salida,  Colorado --- November 5, 2001: High Country Bancorp, Inc. (NASDAQ Small
Cap: HCBC) announced the payment date of its semi-annual cash dividends. The dividend will be in the amount of $0.25 per share payable on or about November 19, 2001, to stockholders of record at the close of business on November 13, 2001.

Larry D. Smith, President of the Company, stated that the Board of Directors determined that the payment of a dividend was appropriate in light of the Company's financial condition and results of operations. For the three months ending September 30, 2001, the Company had earnings of $0.42 per share. He noted that future earnings and payment of dividends are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition.

Mr. Smith also announced the implementation of a stock repurchase program to acquire up to 92,221 shares of the Company's common stock, which represents approximately 10% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company, or as to the timing of such repurchases.

Mr. Smith explained that Board of Directors considers the Company's common stock to be an attractive investment. It is expected that a reduction in the amount of the Company's outstanding stock would have the effect of increasing the Company's per share earnings and book value. In addition, the repurchase program is designed to offset the future dilution incurred in connection with the Company's stock option plan.

High Country Bancorp, Inc., is the holding company for High Country Bank, which conducts business through its main office in Salida, Colorado, and branch offices in Salida, Leadville and Buena Vista, Colorado. At September 30, 2001, the Company had 922,209 shares of common stock issued and outstanding, and consolidated total assets of over $168 million.